Exhibit 16.1

January 31, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K dated January 28, 2025, of Wayfair Inc. and are in agreement with the statements contained in the first, second, third and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Ernst & Young LLP
Boston, Massachusetts